CONTRACTUAL INVESTMENT MANAGEMENT FEE WAIVER

Prudential Investments LLC
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

AST Investment Services, Inc.
One Corporate Drive
Shelton, Connecticut 06484

May 2, 2011

The Board of Trustees of Advanced Series Trust
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:      Contractual Investment Management Fee Waiver
for AST Lord Abbett Core Fixed-Income Portfolio of Advanced Series Trust
(formerly AST Lord Abbett Bond-Debenture Portfolio of Advanced Series Trust)

Prudential Investments LLC and AST Investment Services, Inc. hereby agree to waive a portion of their contractual investment management fee for the AST Lord Abbett Core Fixed-Income Portfolio of Advanced Series Trust (formerly AST Lord Abbett Bond-Debenture Portfolio of Advanced Series Trust) so that such management fee equals 0.70% of the Portfolio’s average daily net assets to $500 million, 0.675% of the Portfolio’s average daily net assets from $500 million to $1 billion, and 0.65% of the Portfolio’s average daily net assets over $1 billion on an annualized basis from the date hereof through and including April 30, 2014. The Portfolio’s contractual investment management fee rate will remain unchanged.

Very truly yours,

                         PRUDENTIAL INVESTMENTS LLC

                         By:_/s/Timothy S. Cronin

                         Name: Timothy S. Cronin
                         Title: Senior Vice President

                         AST Investment Services, Inc.

                         By:_/s/Timothy S. Cronin
                         Name: Timothy S. Cronin

                         Title: President

438648 -1